Exhibit 4.3
DESCRIPTION OF SOLSTICE ADVANCED MATERIALS INC.’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following summarizes the terms and provisions of the securities of Solstice Advanced Materials Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following does not purport to be complete and is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and Amended and Restated By-Laws (the “By-Laws), which the Company has previously filed with the U.S. Securities and Exchange Commission, and applicable Delaware law.
Authorized Capital Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, without par value.
Common Stock
Dividends
Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (the “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding.
Voting Rights
Each holder of a share of our common stock is entitled to one vote for each such share held in his or her name on the Company’s stock record upon all questions presented to our shareowners (other than those reserved to the holders of our preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series) and our common stock has the exclusive right to vote for the election of directors (other than those directors, if any, elected by the holders of our preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series) and for all other purposes. The By-Laws provide for a majority voting standard for the election of directors in uncontested elections, and under this standard, directors are elected if the number of votes cast “for” their election exceeds the number of votes cast “against” their election. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast by holders of the common stock. Except as otherwise required by law or the Company’s Certificate of Incorporation or By-Laws, all other matters brought to a vote of the holders of common stock are decided by a majority vote of shares present in person or represented by proxy and entitled to vote on the subject matter.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our shareowners.
Rights and Preferences
The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. The holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Listing
Our common stock is listed on The Nasdaq Stock Market LLC, under the ticker symbol “SOLS.”
Preferred Stock
The Board has the authority, without further action by the holders of common stock, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and sinking fund terms, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Company or other corporate action. The Company has no outstanding shares of preferred stock.
Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our By-Laws
Certificate of Incorporation and By-Laws
Certain provisions in our Certificate of Incorporation and our By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareowner might consider to be in its, his or her best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareowners. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
•Classified Board. Our Certificate of Incorporation provides that, until the annual shareowner meeting in 2028, our Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors have terms expiring at the annual meeting of shareowners in 2026, the directors designated as Class II directors have terms expiring at the annual meeting in 2027, and the directors designated as Class III directors have terms expiring at the annual meeting in 2028. Commencing with the annual meeting in 2026, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the 2028 annual meeting. Beginning at the 2028 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes. Before our Board is declassified, it would take at least two elections of directors for any individual or group to gain control of our Board. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control us.
•Removal. Our Certificate of Incorporation provides that (i) prior to the 2028 annual meeting of shareowners, our shareowners may remove directors only for cause and only by the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, and (ii) at or following the 2028 annual meeting of shareowners, our shareowners may remove directors, with or without cause, only by the affirmative vote of holders of at least a majority of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.
•Size of our Board. Our By-Laws provide that, until the 2028 annual meeting of shareowners, the number of directors on our Board may be determined from time to time only by the vote of a majority of the then authorized number of directors. At or following the 2028 annual meeting of shareowners, the authorized number of directors may be determined from time to time either by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
•Vacancies. Our Certificate of Incorporation and By-Laws provide that newly created directorships and any vacancies occurring in our Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of our Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of shareowners at which the full term of office of the class to which such director has been elected expires and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
•No Shareowner Action by Written Consent. Our Certificate of Incorporation expressly excludes the right of our shareowners to act by written consent. Shareowner action must take place at an annual meeting or at a special meeting of our shareowners.
•Special Shareowner Meetings. Our Certificate of Incorporation and our By-Laws provide that, prior to the 2028 annual meeting of shareowners, only our Chief Executive Officer or a majority of our Board are able to call a special meeting of shareowners. From and including the 2028 annual meeting of shareowners, a special meeting of shareowners may be called by the Secretary upon the written request of holders owning not less than 15% of our outstanding common stock as of the date of the request.
•Requirements for Advance Notification of Shareowner Nominations and Proposals. Our By-Laws establish advance notice procedures with respect to shareowner proposals and nomination of candidates for election as directors. Generally, such proposal is required to be submitted not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareowner proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareowners.
•Cumulative Voting. The Delaware General Corporation Law (the “DGCL”) provides that shareowners are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
•Amendments to Certificate of Incorporation. Our Certificate of Incorporation provides that the provisions of our Certificate of Incorporation may only be amended in the manner prescribed by the DGCL, except that until the 2028 annual meeting of shareowners, the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors will be required to amend certain provisions relating to: (i) the classification, size, term, election, removal, nomination and filling of vacancies with respect to our Board; (ii) the ability to call special meetings of shareowners; (iii) the amendment of certain provisions of the By-Laws (as further described below); and (iv) any provision relating to the amendment of such provisions.
•Amendments to By-Laws. Our Certificate of Incorporation and By-Laws provide that the provisions of our By-Laws may be amended by our Board or by the affirmative vote of the holders of a majority of all of our then outstanding shares of capital stock entitled to vote generally in the election of directors, except that until the 2028 annual meeting of shareowners, the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors will be required to amend certain provisions relating to: (i) the ability to call special meetings of shareowners; (ii) the size, removal and filling of vacancies with respect to our Board; and (iii) any provision relating to the amendment of such provisions.

•Authorized and Unissued Shares. Our authorized and unissued shares of common stock are available for future issuance without stockholder approval except as may otherwise be required by applicable regulations or Delaware law. We may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as director, employee and consultant compensation. The existence of authorized but unissued shares of common stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock by the Company could have certain anti-takeover effects under certain circumstances and could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of preferred stock with investors who might align themselves with the Board.
Delaware Takeover Statute
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareowner for a period of three years following the date that such shareowner became an interested shareowner.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareowners for monetary damages for certain breaches of fiduciary duties as directors or officers, as applicable, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of ours, or for serving at our request as a director, officer or agent at another corporation or enterprise, as the case may be. Our Certificate of Incorporation also provides that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation expressly authorizes us to carry directors’ and officers’ insurance to protect the Company and its directors, officers and agents for certain liabilities.
The limitation of liability and indemnification provisions included in our Certificate of Incorporation may discourage shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. However, these provisions do not limit or eliminate our rights, or those of any shareowner, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions do not alter the liability of directors or officers under the federal securities laws. In addition, investors may be adversely affected to the extent that in a class action, derivative or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exclusive Forum
Our By-Laws provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, shareowner or agent of the Company to the Company or its shareowners, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our By-Laws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware. Notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely a cause of action arising under the Securities Act of 1933, as amended, or any rules or regulations promulgated thereunder. These exclusive forum provisions do not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder, to the extent such application would be contrary to law. The exclusive forum provision may limit a shareowner’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, shareowners or agents, which may discourage such lawsuits against us or our directors, officers, other employees, shareowners or agents.